Exhibit 10.41
COMMON STOCK PURCHASE AGREEMENT
This Agreement is dated May 2, 2001 by and among Biomira Inc., a Canadian corporation (the “Corporation”), Biomira International Inc., a Barbados corporation (“Biomira International”) (the Corporation and Biomira International are collectively referred to herein as “Biomira”) and Merck KGaA (“Merck”), a German corporation.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Definitions.
(a)	“Affiliates” means any business entity that directly or indirectly controls, is controlled by, or is under common control with either party to this Agreement. A business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock or other comparable equity or ownership interest of such business entity. If the laws of this jurisdiction in which such entity operates prohibit ownership by a party of more than fifty percent (50%), control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;

(b)	“BLA” means a biological license application, or any successor equivalent, as such term is used in the regulations of the FDA;

(c)	“BLP-25” means Biomira’s immunotherapeutic vaccine composed of a 25-amino acid sequence of the MUC1 cancer mucin, which vaccine is combined with the adjuvant Lipid A and is encapsulated in a liposomal delivery system, together with (i) any improvements thereto owned by Biomira (such as liposomal IL-2 in a kit, synthetic Lipid A, or new delivery formats such as unit dose liquid formulations and unit doge syringes) owned by Biomira or licensed in by Biomira with the right to sublicense in the manner contemplated by the Collaboration Agreement and which Biomira and Merck agree in writing to implement and (ii) any Prodrug thereof;

(d)	“Closing Date” means on/or about May 22, 2001, or such other date or dates as Biomira may determine;

(e)	“Collaboration Agreement” means the collaboration agreement of even date between Biomira International and Merck;

(f)	“Common Shares” means common shares in the capital or the Corporation;

(g)	“Effective Date” shall mean May 2, 2001, or such other date as Biomira and Merck may agree upon in writing;

(h)	“FDA” means the United States Food and Drug Administration or any successor agency;

(i)	“Primary Indication” means Theratope® or BLP-25, as the case may be, label indication for treating and/or preventing (i) adjuvant breast cancer (stages I-III), (ii) metastatic breast cancer (stage IV), (iii) metastatic lung cancer (stages IIIb-IV), (iv) early stage lung cancer (stages I-IIIa), (v) adjuvant colorectal cancer (stages IIb-III), (vi) metastatic colorectal cancer (stage IV), (vii) early stage prostate cancer (stages Ib-III), and/or (viii) metastatic prostate cancer (stage IV);

(j)	“Prodrug” means a chemical precursor of THERATOPE® or BLP-25, as the case may be, which is to be cleaved in a human being directly into THERATOPE® or BLP-25, as the case may be, and/or a metabolic intermediate thereof, but excluding for greater certainty antigen processing;

(k)	“Sold Shares” has the meaning attributed to that term in section 2.1 of this Agreement;

(l)	“Theratope®” means Biomira’s immunotherapeutic cancer vaccine incorporating a synthetic mimic of Sialated Tn (STn), a naturally occurring cancer associated antigen found on cancer cells: the synthetic carbohydrate STn is chemically conjugated to keyhole limpet hemocyanin (KLH) and administered initially with an adjuvant (EnhanzyaTM), together with (i) any improvements thereto owned by Biomira (such as use of a new adjuvant, a replacement carrier for KLH or a new delivery format such as a unit dose syringe) owned by Biomira or licensed in by Biomira with the right to sublicense in the manner contemplated by the Collaboration Agreement and which Biomira and Merck agree in writing to implement and (ii) any Prodrug thereof; and

(m)	“Weighted Average Purchase Price” means, with respect to the price on any date that the Common Shares are to be purchased by Merck as specified in this Agreement, the weighted average of the price plus fifteen percent (15%) of such Common Shares on the NASDAQ market for each of the ninety (90) business days before that date equal to the milestone achievement (which is either the Effective Date, the date of submission for BLA to the FDA for Theratope®, or for BLP-25, as the case may be.
ARTICLE II
PURCHASE AND SALE OF COMMON SHARES
Section 2.1 Purchase and Sale of Common Shares. Subject to the terms and conditions of this Agreement, the Corporation shall issue and sell to Merck and Merck shall purchase from the Corporation such Common Shares in such amounts and at such times as follows:
(a)	within 20 days of the Effective Date, that number of Common Shares as is obtained when the sum of Fifteen Million US dollars ($15,000,000 US) is divided by the Weighted Average Purchase Price on the Effective Date;

(b)	within 10 days of the date of submission of a BLA to the FDA for Theratope® for such metastatic breast cancer Primary Indication, that number of Common Shares as is obtained when the sum of Five Million US dollars ($5,000,000 US) is divided by the Weighted Average Purchase Price on such date of submission of such BLA to the FDA; and

(c)	within 10 days of the date of submission of a BLA to the FDA for BLP-25 for such first Primary Indication, that number of Common Shares as is obtained when the sum of One Million Five Hundred Thousand US dollars ($1,500,000 US) is divided by the Weighted Average Purchase Price an such date of submission of such BLA to the FDA,
(collectively, the Common Shares under subsections 2.1(a), (b) and (c) are referred to herein as the “Sold Shares”).
Section 2.2 Common Shares. The Corporation has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of shareholders, a sufficient number of its authorized but unissued Common Shares to cover the Sold Shares to be issued in connection with this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1 Representations and Warranties of Merck. Merck hereby makes the following representations and warranties to Biomira:
(a)	Merck has been independently advised as to the applicable hold period imposed respect of the Sold Shares in all applicable jurisdictions and by all applicable regulatory authorities and confirms that:
(i)	no representation has been made to it, by, or on behalf of the Corporation, respecting the applicable hold period for the Sold Shares; and

(ii)	Merck is aware of the risks and other characteristic; of the Common Shares and of the fact that Merck may not be able to resell the Sold Shares except in accordance with the applicable securities legislation and regulatory policies;
(b)	Merck is resident in Germany;

(c)	Merck has not become aware of any advertisement with respect to the distribution of the Sold Shares;

(d)	Merck is purchasing the Sold Shares as principal for its own account, for investment purposes only, not for the benefit of any other person, and not with a view to the resale or distribution of all or any of the Sold Shares within the Province of Alberta;

(e)	this Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of Merck;

(f)	if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, Merck will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents with respect to the issuance of the Sold Shares (including, without limitation, the Private Placement Questionnaire and Undertaking required by The Toronto Stock Exchange) as may be required;

(g)	Merck has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the proposed investment and Merck is able to bear the economic risk of loss of its investment;

(h)	Merck acknowledges that the sale of the Sold Shares has not been qualified for distribution under the securities legislation of any Province of Canada or any other jurisdiction, by way of prospectus or otherwise, and that Merck is purchasing the Sold Shares pursuant to exemptions or orders contained in or issued under applicable securities legislation and Merck will not have the tight to most of the civil remedies established by securities legislation;

(i)	Merck acknowledges that no securities commission or similar regulatory authority has reviewed or passed on the merits of the Sold Shares;

(j)	Merck acknowledges that there is no government or other insurance covering the Sold Shares;

(k)	Merck will not resell the Sold Shares except in accordance with the provisions of applicable securities legislation and regulatory policy and in accordance with the restrictions contained in section 4.2 herein;

(l)	Merck has had the opportunity to consult its own independent professional advisors with respect to the income tax consequences of purchasing the Sold Shares; and

(m)	Merck acknowledges that restrictions may be noted on the certificate(s) representing the Sold Shares.
Merck agrees that the above representations, warranties and covenants will be true and correct both as of the execution of this Agreement and as of the Closing Time and will survive the completion of the sale of the Common Shares.
Section 3.2 Survival of Merck’s Representations and Warranties. The foregoing representations, warranties and covenants are made by Merck with the intent that they be relied upon in determining its suitability as a purchaser of Sold Shares. Merck undertakes to notify the Corporation immediately of any change in any representation, warranty or other information relating to Merck set out in this Agreement, which takes place prior to the Closing Time. Biomira shall be entitled to rely on the representations and warranties of the undersigned contained in section 3.1 and Merck shall indemnify and hold harmless Biomira for any loss or Biomira may suffer as a result of any misrepresentation by Merck.
Section 3.3 Representations and Warranties of the Corporation. The Corporation hereby makes the following representations and warranties to Merck:
(a)	the Corporation has been duly incorporated and organized, and is a valid and subsisting corporation, under the laws of Canada, and is qualified to carry on business in the Province of Alberta;

(b)	the Corporation has the full corporate right, power and authority to execute and deliver this Agreement and to issue the Sold Shares to Merck;

(c)	the Sold Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Sold Shares shall be validly issued and outstanding, fully paid and non- assessable, and Merck shall be entitled to all rights accorded to a holder of Common Shares;

(d)	subject to section 4.1 herein, the Common Shares are listed and posted for trading on The Toronto Stock Exchange and the NASDAQ Market:

(e)	this Agreement constitutes a binding obligation of the Corporation enforceable in accordance with its terms; and

(f)	the execution and delivery of, and the performance of the terms of, this Agreement by the Corporation, including the issue of the Sold Shares pursuant to this Agreement does not and will not constitute a breach of, or default under, the constating documents of the Corporation or any law, regulation, order or ruling applicable to the Corporation or any agreement, contract or indenture to which the Corporation is a party or by which it is bound.
Section 3.4 Representations and Warranties of Biomira International. Biomira International hereby makes the following representations and warranties to Merck:
(a)	Biomira International has been duly incorporated and organized, and is a valid and subsisting corporation, under the laws of Barbados and is qualified to carry on business in Barbados;

(b)	Biomira International has the full corporate right, power and authority to execute and deliver this Agreement;

(c)	this Agreement constitutes a binding obligation of Biomira International enforceable in accordance with its terms; and

(d)	the execution and delivery of, and the performance of the terms, of this Agreement by Biomira International, and will not constitute a breach of, or default under, the constating documents of Biomira International or any law, regulation, order or ruling applicable to Biomira International or any agreement, contract or indenture to confirm Biomira International is a party or by which, it is bound.
ARTICLE IV
COVENANTS
Section 4.1 Covenant of the Corporation. The Corporation covenants and agrees with Merck to use commercially reasonable efforts to try to obtain conditional approval of The Toronto Stock Exchange and the NASDAQ Market, on or before the Closing Date, for the listing and/or reservation for issuance and listing of the Sold Shares.
Section 4.2 Covenant of Merck. Merck covenants with Biomira that Merck’s trading and distribution activities with respect to the Sold Shares will be in compliance with all the laws, rules and regulations of Canada and such other jurisdictions as are applicable and the rules and regulations of the NASDAQ Market and The Toronto Stock Exchange. Merck is familiar with Alberta Securities Commission Rule 72-501 and Policy 45-601, and Merck warrants to the Corporation that it will comply with such Rule and Policy with respect to sales of any of the Sold Shares to Alberta residents or persons located in Alberta, and will not knowingly make any sales in Alberta or to an Alberta resident in violation of such Rule or Policy. There are restrictions on Merck’s ability to resell the Sold Shares elsewhere in Canada and it is the responsibility of Merck to and out what those restrictions are and to comply with them before selling the Sold Shares into Canada. Further, with respect to any Sold Shares acquired by Merck pursuant to this Agreement, for a period of two (2) years following the date of acquisition thereof, Merck covenants and agrees that Merck shall not, directly or indirectly, sell or otherwise transfer, or offer or agree or otherwise become bound to sell or otherwise transfer any such Sold Shares nor shall Merck communicate during such period any intention to sell or otherwise transfer such Sold Shares. During the third and fourth years following the date of acquisition of the Sold Shares by Merck, Merck shall not, directly or indirectly, sell or otherwise transfer, or communicate any intention to sell or otherwise transfer, more than twenty-five percent (25%) of such Sold Shares. Notwithstanding the provisions of this section 4.2, Merck may, upon prior written notice to Biomira International and subject to compliance with all applicable laws and regulations and requirements of all applicable regulatory authorities, sell or otherwise transfer any number of such Sold Shares to any Affiliate of Merck, provided that such Affiliate has, prior to any such sale or other transfer, entered into a legally binding agreement with Biomira which fully extends the restrictions with respect to such Sold Shares, set forth in this Agreement to such Affiliate.
ARTICLE V
INDEMNIFICATIONS
Section 5.1 Survival. The representations and warranties made by each of the Corporation, Biomira International and Merck in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby until two (2) years from the date hereof. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.
Section 5.2 General Indemnity. The Corporation and Biomira International agree to indemnify and hold harmless Merck (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by Merck to any third party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Corporation or Biomira International herein. Merck agrees to indemnify and hold harmless each of the Corporation and Biomira International and each of their directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by the Corporation or Biomira International to any third parry as a result of any inaccuracy in or breach of the representations, warranties or covenants made by Merck herein. The indemnification against such third-party claims shall survive any expiration of this Agreement.
Section 5.3 Indemnification Procedure. Any party entitled to indemnification under this Article V (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that that failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article V except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article V to The contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article V shell, be made by periodic payments of the amount thereof during the course of investigation or defenses, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Corporation:	Biomira Inc.
2011 — 94 Street
Edmonton, Alberta, Canada T6N 1H1
Telephone Number: (780) 490-2806
Fax: (780) 450-4772
Attention: Ed Taylor, Chief Financial Officer

If to Biomira International:	Biomira International Inc.
WhitePark House
White Park Road
Bridgetown, Barbados
Fax: (246) 429-2677
Attention: The Secretary

With a copy to:	Fraser Milner Casgrain LLP
2900 Manulife Place
10180 — 101 Street
Edmonton, Alberta, Canada TSJ 3V5
Telephone Number: (780) 423-7238
Fax: (780) 423-7276
Attention: Michael D. Obert

If to Merck:	Merck KGaA
Frankfurter Strasse 250
D-64293 Darmstadt
Germany
Attention: Legal Department
Facsimile: 49-6151-72-2373

With a copy to:	EMD Pharmaceutical Inc.
3211 Shannon Road
Suite 500
Durham, North Carolina 27707
Attention: General Counsel
Facsimile: 919-401-7180
Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.
Section 6.2 Standstill. Subject to section 11.4 of the Collaboration Agreement and sections 6.2(c) and 6.2(d) of this Agreement, Merck undertakes and agrees that, without the express prior written consent of the Corporation, it shall not directly, or indirectly through any associate, Affiliate or otherwise, at any time hereafter and prior to the date which is six (6) years after the Effective Date:
(a)	acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly or in any manner, legal or beneficial ownership of or an option or other right to acquire:
(i)	any securities of Biomira or any of its Affiliates; or

(ii)	any assets of Biomira or any of its Affiliates from any person which has itself acquired such assets by reason of its acquisition of securities of Biomira or any of its Affiliates where such person’s acquisition of securities of Biomira or any of its Affiliates was pursuant to an understanding, whether formal or informal, that Merck would or may acquire such assets from such person;

(iii)	make any “solicitation” of “proxies” (as such terms are used under United States securities laws) to vote, or seek to advise or influence any person with respect to the voting of, any securities of Biomira or any of its Affiliates;

(iv)	institute any shareholder proposal in respect of Biomira or any of its Affiliates;

(v)	propose any combination, directly or indirectly, of the business or assets of Biomira or any of its Affiliates by way of arrangement, merger, takeover bid, amalgamation or otherwise;

(vi)	otherwise attempt to influence or control the conduct of the security holders of Biomira or any of its Affiliates; or

(vii)	engage in any discussions or negotiations with or enter into any agreement, commitment or understanding, whether formal or informal, with or otherwise act jointly or in concert with any person or persons with respect to any of the foregoing.
(b)	The rights and restrictions set forth in this section 6.2 shall, at Merck’s option, terminate if (i) any person (other than Merck directly or indirectly through any associate, Affiliate or otherwise) acquires nineteen percent (19%) or more of the common shares of the Corporation, or (ii) a formal “take-over bid” (as defined under Alberta securities legislation) is made by a person (other than Merck directly or indirectly through any associate, Affiliate or otherwise) for fifty percent (50%) or more of the voting securities of the Corporation. Additionally, Biomira shall advise Merck upon becoming aware of any person (other than Merck directly or indirectly through any associate, Affiliate or otherwise) who acquires ten percent (10%) or more of the common shares of the Corporation.

(c)	Biomira shall have the right to waive or terminate this section 6.2 at any time upon written notice to Merck.

(d)	Notwithstanding the provisions of this section 6.2, nothing in this section 6.2 shall be construed as prohibiting Merck from acquiring up to nineteen percent (19%) of the common shares of the Corporation.
Section 6.3 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement thereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
Section 6.4 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.
Section 6.5 Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The rights and obligations of the parties hereto may not be assigned to any other person without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Corporation and Merck to be affected by the amendment. After the Closing Date, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.
Section 6.6 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 6.7 Governing Law. This Agreement shall be construed under the substantive laws of England, without reference to its conflicts of laws provisions.
Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.
Section 6.9 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.
Section 6.10 Further Assurances. From and after the date of this Agreement, upon the request of Merck or the Corporation or Biomira International, each of the Corporation, Merck and Biomira International shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out to effectuate fully the intent and purposes of this Agreement.
Section 6.11 Currencies. All references to dollars ($) in this Agreement are referenced to United States dollars.
Section 6.12 The sale of the Sold Shares to be purchased pursuant to section 2.1(a) herein will be completed at the offices of Fraser Milner Casgrain on the Closing Date.

This Agreement is agreed to and accepted by:

BIOMIRA INC.
By:	/s/ Edward Taylor

BIOMIRA INTERNATIONAL INC.
By:	/s/ W. Vickery Stoughton

MERCK KGaA
By:	/s/ Bernhard Scheuble
Title: Chairman and CEO
Date: 3rd May 2001

By:	/s/ Jens Eckhardt
Title: Legal Counsel
Date: 3rd May 2001